As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-206763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	3661	98-0621254
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification) Code Number (if applicable))	(I.R.S. Employer Identification Number)

350 Legget Drive

Ottawa, Ontario Canada K2K 2W7

(613) 592-2122

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mitel (Delaware), Inc.

7300 W. Boston Street

Chandler, Arizona 85226

480-961-9000

Attention: Greg Hiscock, Esq.

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario Canada, M5K 1J3 (416) 504-0520	Gregory Hiscock Mitel Networks Corporation 350 Legget Drive, Ottawa, Ontario Canada, K2K 2W7 (613) 592-2122

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Mitel Networks Corporation (“Mitel”) on Form S-3 (Registration No. 333-206763) (the “Registration Statement”), registering 20,617,365 common shares of Mitel, without nominal or par value, which was filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2015.

On November 30, 2018, pursuant to that certain Arrangement Agreement (the “Arrangement Agreement”), dated as of April 23, 2018, by and among Mitel, MLN AcquisitionCo ULC, a British Columbia unlimited liability company (“Purchaser”), and MLN TopCo Ltd., a Cayman Islands exempted company (“Parent”), to effect, among other things, the acquisition by Purchaser of all of Mitel’s outstanding common shares under a plan of arrangement under the Canada Business Corporations Act, Mitel became a wholly owned subsidiary of Purchaser, an entity indirectly owned and controlled by funds advised by Searchlight Capital Partners, L.P.

As a result of the completion of the transactions contemplated by the Arrangement Agreement, Mitel has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, Mitel hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Mitel in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of such offering, Mitel hereby removes from registration any and all of such securities that had been registered for issuance but remain unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Country of Canada, on November 30, 2018.

MITEL NETWORKS CORPORATION

By:	/s/ Greg Hiscock
Name: Greg Hiscock
Title: General Counsel & Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.